AMENDED SCHEDULE A

dated August 31, 2024, to the

SUB-ADVISORY AGREEMENT

dated November 17, 2021, between

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

and

Sun Life Capital Management (U.S.) LLC

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Funds as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund	Rate
CATHOLIC RESPONSIBLE INVESTMENTS MULTI-STYLE US EQUITY FUND	[REDACTED]
CATHOLIC RESPONSIBLE INVESTMENTS OPPORTUNISTIC BOND FUND	[REDACTED]

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

Sun Life Capital Management (U.S.) LLC

By:	/s/ Richard Familetti
Name:	Richard Familetti
Title	Authorized Signer

By:	/s/ Melissa Spadafora
Name:	Melissa Spadafora
Title	Authorized Signer

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name:	Michael G. Beattie
Title:	President